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                                                                    EXHIBIT 23.4

                                                  International Data Corporation
                                                               Five Speen Street
                                                        Framingham, Ma 01701 USA


June 2nd, 1999

To whom it may concern:

International Data Corporation ("IDC") is an independent supplier of information on worldwide IT markets, trends, products, vendors, and geographies. IDC provides data, analysis and advisory services to information technology suppliers and professionals in finance, insurance, entertainment, advertising, consumer goods and publishing. IDC's research and opinions are based on the results of more than 300,000 end-user surveys, in depth competitive analysis, broad technology coverage, and strategic analysis. Founded in 1964, IDC is a global organization with offices in more than 40 countries and nearly 800 professionals worldwide. Additional information on IDC can be found at www.idc.com. IDC consents to the use of its name and its independently compiled statistical information in the Registration Statement on Form F-1 (and prospectus) of CommTouch Software Ltd.

Sincerely,


International Data Corporation

/s/ ALEXA MCCLOUGHAN
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Alexa McCloughan
Senior Vice President